Exhibit 99.1

News Release

For investor and media inquiries please contact:
Steve E. Kunszabo
Executive Director, Investor Relations
732-556-2220
FOR RELEASE THURSDAY, AUGUST 9, 2007
Centennial Communications Announces Fiscal Fourth-Quarter and Full-Year Results; U.S.
Wireless Delivers Record Adjusted Operating Income; Puerto Rico Wireless Postpaid Churn at
Two-Year Low
•	Fiscal fourth-quarter income from continuing operations of $0.05 per diluted share, compared to income of $0.05 per diluted share from continuing operations in the prior-year quarter

•	Fiscal fourth-quarter consolidated adjusted operating income from continuing operations of $89.1 million, after giving effect to a $9.0 million charge for an adjustment to USF revenue in Puerto Rico related to prior periods

•	Fiscal fourth-quarter consolidated revenue from continuing operations of $228.2 million, after giving effect to the USF charge
WALL, N.J. — Centennial Communications Corp. (NASDAQ: CYCL) (“Centennial”) today reported income from continuing operations of $5.9 million, or $0.05 per diluted share, for the fiscal fourth quarter of 2007 as compared to income from continuing operations of $5.3 million, or $0.05 per diluted share, in the fiscal fourth quarter of 2006. The fiscal fourth quarter of 2007 included $1.8 million of stock-based compensation expense due to the Company’s adoption of SFAS 123R (expensing for stock options). Consolidated adjusted operating income (AOI)(1) from continuing operations for the fiscal fourth quarter was $89.1 million, as compared to $90.3 million for the prior-year quarter. Consolidated AOI for the fiscal fourth quarter included a $9.0 million charge for an adjustment to Universal Service Fund (USF) revenue in Puerto Rico related to prior periods (the “USF charge”)(2). Excluding the USF charge, consolidated AOI was $98.1 million, an increase of 10 percent versus the adjusted fiscal fourth quarter of 2006. For comparison, our fiscal 2006 financial results have been adjusted to give effect to the portion of the USF charge that relates to fiscal 2006. Refer to the attached table for historical results as adjusted for the USF charge reflected in the period to which it relates.
“The momentum in our U.S. wireless retail business is very strong as we head into fiscal 2008,” said Michael J. Small, Centennial’s chief executive officer. “We achieved these results by building a powerful retail distribution presence, launching innovative service offerings and customer care programs and tirelessly developing our Trusted Advisor brand.”
Small continued, “In Puerto Rico, our unlimited offering continues to make progress in revitalizing customer growth and improving customer retention to its best mark in two years. With all of our businesses moving in the right direction, our focus remains on growing cash flow and deleveraging to increase shareholder value.”
Centennial reported fiscal fourth-quarter consolidated revenue from continuing operations of $228.2 million. Excluding the USF charge, consolidated revenue was $237.2 million, which included $130.1 million from U.S. wireless and $107.1 million from Puerto Rico operations. Consolidated revenue from continuing operations excluding the USF charge grew 8 percent versus the adjusted fiscal fourth quarter of 2006. The Company ended the quarter with 1,101,000 total wireless subscribers, which compares to 1,031,500 for the year-ago quarter and 1,085,500 for the previous quarter ended February 28, 2007. The Company reported 419,500 total access lines and equivalents at the end of the fiscal fourth quarter, which compares to 335,600 for the year-ago quarter.

CENTENNIAL COMMUNICATIONS NEWS RELEASE

FULL-YEAR FISCAL 2007 RESULTS
For the full year, the Company reported income from continuing operations of $7.0 million, or $0.06 per diluted share, as compared to income from continuing operations of $27.1 million, or $0.25 per diluted share, for fiscal year 2006. Centennial reported full-year 2007 consolidated revenue from continuing operations of $911.9 million, which included $498.6 million from U.S. wireless and $413.3 million from Puerto Rico operations. The Company’s fiscal 2007 consolidated AOI from continuing operations was $354.1 million, which included an aggregate $11.0 million charge for an adjustment to USF revenue in Puerto Rico related to prior periods. Excluding the USF charge, consolidated AOI for fiscal 2007 was $365.1 million, an increase of 6 percent versus the adjusted 2006 fiscal year. The Company ended fiscal 2007 with net debt of $1.95 billion, a decrease of $89.5 million from the end of fiscal 2006.
OTHER HIGHLIGHTS
•	The Company announced that it will redeem $25 million aggregate principal amount of its $45 million outstanding 10-3/4 percent senior subordinated notes due December 15, 2008. The redemption will occur on or about September 7, 2007 at face value with no prepayment penalties.
FOURTH-QUARTER SEGMENT HIGHLIGHTS
     U.S. Wireless Operations
•	Revenue was $130.1 million, a 12 percent increase from last year’s fourth quarter. Retail revenue (total revenue excluding roaming revenue) increased 19 percent from the year-ago period primarily driven by an 8 percent increase in total retail subscribers, and supported by strong equipment, feature, data and access revenue. Roaming revenue decreased 20 percent from the year-ago quarter as a result of an 11 percent decline in total roaming traffic.

•	Average revenue per user (ARPU) was $68 during the fiscal fourth quarter, a 5 percent year-over-year increase. ARPU included approximately $3.52 of data revenue per user, which grew 89 percent from the year-ago period.

•	AOI was $54.2 million, a 22 percent year-over-year increase, representing an AOI margin of 42 percent. AOI benefited from robust growth in retail revenue, partially offset by a decline in roaming revenue.

•	U.S. wireless ended the quarter with 694,500 total subscribers including 51,400 wholesale subscribers. This compares to 648,000 for the prior-year quarter including 51,100 wholesale subscribers and to 686,100 for the previous quarter ended February 28, 2007 including 51,300 wholesale subscribers. At the end of the fiscal fourth quarter, approximately 92 percent of U.S. retail wireless subscribers were on GSM calling plans. Postpaid subscribers increased 6,100 from the fiscal third quarter of 2007, supported by record postpaid churn of 1.6 percent.

•	Capital expenditures were $22.2 million for the fiscal fourth quarter.
August 9, 2007

CENTENNIAL COMMUNICATIONS NEWS RELEASE

     Puerto Rico Wireless Operations
•	Revenue was $70.5 million. Excluding the USF charge, revenue was $78.3 million, an increase of 2 percent from the adjusted prior-year fourth quarter, driven primarily by subscriber growth.

•	Excluding the USF charge, postpaid ARPU was $65, which declined from $67 when compared to the adjusted fiscal third quarter. ARPU decreased largely due to a decline in equipment and miscellaneous revenue, partially offset by an increase in data revenue. ARPU included approximately $5.88 of data revenue per user, which grew 77 percent from the year-ago period.

•	AOI totaled $18.2 million. Excluding the USF charge, AOI was $26.0 million, a 7 percent adjusted year-over-year decrease, representing an AOI margin of 33 percent. AOI was pressured by higher customer acquisition costs related to the Company’s launch of its unlimited wireless offering and increased equipment expense related to customer acquistion and retention efforts.

•	Puerto Rico wireless ended the quarter with 406,500 subscribers, which compares to 383,500 for the prior-year quarter and to 399,400 for the previous quarter ended February 28, 2007. Postpaid subscribers increased 7,900 from the fiscal third quarter of 2007, aided by a two-year low for postpaid churn of 2.3 percent.

•	Capital expenditures were $11.4 million for the fiscal fourth quarter.
     Puerto Rico Broadband Operations
•	Revenue was $30.4 million. Excluding the USF charge, revenue was $31.6 million, a 4 percent adjusted year-over-year increase. AOI was $16.7 million. Excluding the USF charge, AOI was $18.0 million, a 7 percent increase from the adjusted year-ago period, representing an AOI margin of 57 percent. Revenue and AOI increased primarily due to solid access line growth.

•	Switched access lines totaled approximately 76,300 at the end of the fiscal fourth quarter, an increase of 6,500 lines, or 9 percent from the prior-year quarter. Dedicated access line equivalents were 343,200 at the end of the fiscal fourth quarter, a 29 percent year-over-year increase.

•	Capital expenditures were $7.0 million for the fiscal fourth quarter.
FISCAL 2008 OUTLOOK
•	The Company expects consolidated AOI from continuing operations between $385 million and $405 million for fiscal 2008, excluding approximately $10.3 million of projected stock-based compensation expense based on stock options outstanding as of May 31, 2007. Consolidated AOI from continuing operations for fiscal year 2007 was $365.1 million, excluding an aggregate $11.0 million USF charge related to prior periods. Centennial’s fiscal 2008 AOI outlook reflects the Company’s best estimate of Puerto Rico USF revenue in consideration of recent adjustments. The Company has not included a reconciliation of projected AOI because projections for some components of this reconciliation are not possible to forecast at this time.

•	The Company expects U.S. wireless roaming revenue to decline between $15 million and $20 million during fiscal 2008. U.S. wireless roaming revenue for fiscal 2007 was $65.5 million.

•	The Company expects the sum of consolidated capital expenditures and spectrum acquisition costs will be approximately $140 million for fiscal 2008. Capital expenditures including spectrum acquisition costs for fiscal 2007 were $130.1 million.
August 9, 2007

CENTENNIAL COMMUNICATIONS NEWS RELEASE

	FY2007 Adjusted Results	FY2008 Outlook

Consolidated Adjusted Operating Income (AOI)	$365.1 million	$385 million — $405 million

U.S. Wireless Roaming Revenue	$65.5 million	$15 million — $20 million decline

Consolidated Capital Expenditures (Capex)	$130.1 million including spectrum acquisition costs	$140 million including spectrum acquisition costs

Note: All periods presented in the above table exclude Centennial’s Dominican Republic operations due to its classification as a discontinued operation and an aggregate $11.0 million USF charge in fiscal 2007 for an adjustment to USF revenue in Puerto Rico related to prior periods.
DEFINITIONS AND RECONCILIATION
(1)	Adjusted operating income is defined as net income (loss) before loss from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax benefit (expense), loss on extinguishment of debt, gain on sale of equity investments, interest expense, net, (loss) gain on disposition of assets, strategic alternatives/recapitalization costs, stock-based compensation expense and depreciation and amortization. Please refer to the schedule below for a reconciliation of adjusted operating income to consolidated net income (loss) and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.
Reconciliation of adjusted operating income to consolidated net income (loss):

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2007	2006	2007	2006
Adjusted operating income	$89,093	$90,284	$354,080	$350,978
Depreciation and amortization	(32,852)	(31,780)	(130,389)	(120,529)
Stock-based compensation expense	(1,768)	—	(8,437)	—
Strategic alternatives/recapitalization costs	—	(760)	(285)	(19,336)
(Loss) gain on disposition of assets	(1,316)	23	(1,344)	(320)

Operating income	53,157	57,767	213,625	210,793
Interest expense, net	(48,930)	(50,276)	(201,646)	(163,680)
Gain on sale of equity investments	—	—	4,730	652
Loss on extinguishment of debt	(763)	—	(990)	(750)
Income tax benefit (expense)	3,263	(2,204)	(8,022)	(20,197)
Minority interest in income of subsidiaries	(837)	(216)	(1,542)	(784)
Income from equity investments	—	238	804	1,083

Income from continuing operations	5,890	5,309	6,959	27,117
Loss from discontinued operations	(650)	(1,923)	(38,578)	(6,873)

Net income (loss)	$5,240	$3,386	$(31,619)	$20,244

(2)	Please refer to the Company’s Form 10-K for the year ending May 31, 2007 for additional information regarding the USF charge.
CONFERENCE CALL INFORMATION
As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Thursday, August 9, 2007. Callers can dial (877) 502-9272 to access the call. The conference call will also be simultaneously webcast on Centennial’s Investor Relations website at www.ir.centennialwireless.com. A replay of the conference call will also be available beginning Thursday, August 9 through Thursday, August 23
August 9, 2007

CENTENNIAL COMMUNICATIONS NEWS RELEASE

at both Centennial’s Investor Relations website and www.streetevents.com. Callers can also dial (888) 203-1112, Access Code 6104460 to access an audio replay of the conference call.
ABOUT CENTENNIAL
Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and Puerto Rico with over 1.1 million wireless subscribers and 419,500 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial’s Puerto Rico business owns and operates wireless networks in Puerto Rico and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe is a significant shareholder of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/ and http://www.centennialpr.com/.
SAFE HARBOR PROVISION
Cautionary statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial’s expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; our substantial debt obligations, including restrictive covenants, which place limitations on how we conduct business; market prices for the products and services we offer may decline in the future; the effect of changes in the level of support provided to us by the Universal Service Fund; the effects of a decline in the market for our CDMA-based technology; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our access to the latest technology handsets in a timeframe and at a cost similar to our competitors; our ability to successfully deploy and deliver wireless data services to our customers, including next generation 3G and 4G technology; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures, including the need to refinance or amend existing indebtedness; our dependence on roaming agreements for a significant portion of our wireless revenue and the expected decline in roaming revenue over the long term; our dependence on roaming agreements for our ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; our ability to attract and retain qualified personnel; the effects of governmental regulation of the telecommunications industry; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and advanced technologies; the effects of network disruptions and system failures; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us, including litigation relating to wireless billing, using wireless telephones while operating an automobile or possible health effects of radio frequency transmission; the relative liquidity and corresponding volatility of our common stock and our ability to raise future equity capital: the influence on us by our significant stockholder and anti-takeover provisions and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.
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August 9, 2007

CENTENNIAL COMMUNICATIONS CORP.
FINANCIAL DATA AND OPERATING STATISTICS
May 31, 2007
($000’s, except per subscriber data)

	Three Months Ended		Twelve Months Ended
	May-07	May-07	May-07	May-07
CONSOLIDATED
Total Wireless Subscribers	1,101,000	1,031,500	1,101,000	1,031,500
Net Gain — Total Subscribers	15,500	13,500	69,500	73,400
Revenue per Average Wireless Customer (1)	$64	$66	$66	$67
Retail Penetration (4)	8.3%	7.8%	8.3%	7.8%
Prepaid & Postpaid Churn — Wireless (5)	2.0%	2.2%	2.3%	2.5%
Monthly MOU’s per Wireless Customer	1,244	1,074	1,175	1,039

U.S. WIRELESS

Postpaid Wireless Subscribers	618,100	579,400	618,100	579,400
Prepaid Wireless Subscribers	25,000	17,500	25,000	17,500

Retail Subscribers	643,100	596,900	643,100	596,900
Wholesale Subscribers	51,400	51,100	51,400	51,100

Total Wireless Subscribers	694,500	648,000	694,500	648,000
Total Wireless Gross Adds	43,300	43,400	200,400	211,900
Net Gain — Retail Subscribers	8,300	9,200	46,200	50,200
Net Gain — Wholesale Subscribers	100	200	300	11,800

Net Gain — Total Subscribers	8,400	9,400	46,500	62,000
GSM as a % of Retail Subscribers	92.1%	74.1%	92.1%	74.1%
Revenue per Average Wireless Customer (1)	$68	$65	$67	$65
Retail Revenue per Average Wireless Customer (2)	$60	$55	$58	$53
Data Revenue per Average Wireless Customer (3)	$3.52	$1.86	$2.98	N/A
Retail Revenue	$115,179	$96,953	$433,091	$364,935
Roaming Revenue	$14,970	$18,770	$65,480	$79,424
Retail Penetration (4)	7.5%	7.0%	7.5%	7.0%
Postpaid Churn — Wireless (5)	1.6%	1.7%	1.8%	1.9%
Prepaid & Postpaid Churn — Wireless (5)	1.8%	1.9%	2.1%	2.2%
Monthly MOU’s per Wireless Customer	986	814	923	757
Cost to Acquire (6)	$287	$344	$294	$326
Capital Expenditures	$22,198	$25,176	$56,641	$58,375

PUERTO RICO

Postpaid Wireless Subscribers	402,900	378,400	402,900	378,400
Prepaid Wireless Subscribers	3,600	5,100	3,600	5,100

Total Wireless Subscribers	406,500	383,500	406,500	383,500
Total Wireless Gross Adds	36,000	32,900	148,100	140,900
Net Gain — Wireless Subscribers	7,100	4,100	23,000	11,400
Revenue per Average Wireless Customer (1)	$58	$68	$64	$69
Data Revenue per Average Wireless Customer (3)	$5.88	$3.32	$4.79	$2.54
Penetration — Wireless (4)	10.2%	9.6%	10.2%	9.6%
Postpaid Churn — Wireless (5)	2.3%	2.4%	2.5%	2.8%
Prepaid Churn — Wireless (5)	14.8%	16.5%	14.1%	7.3%
Prepaid & Postpaid Churn — Wireless (5)	2.4%	2.5%	2.7%	2.9%
Monthly MOU’s per Wireless Customer	1,654	1,482	1,570	1,463
Fiber Route Miles	1,309	1,246	1,309	1,246
Switched Access Lines	76,300	69,800	76,300	69,800
Dedicated Access Line Equivalents (7)	343,200	265,800	343,200	265,800
On-Net Buildings	1,983	1,727	1,983	1,727
Capital Expenditures — Wireless	$11,409	$12,096	$36,763	$48,711
Capital Expenditures — Broadband	$6,958	$11,817	$21,805	$27,334

Capital Expenditures — Total Puerto Rico	$18,367	$23,913	$58,568	$76,045

REVENUES

U.S. Wireless	$130,149	$115,723	$498,571	$444,359

Puerto Rico — Wireless	$70,496	$77,701	$302,138	$314,119
Puerto Rico — Broadband	$30,363	$30,481	$122,841	$116,955
Puerto Rico — Intercompany	$(2,827)	$(2,671)	$(11,654)	$(10,352)

Total Puerto Rico	$98,032	$105,511	$413,325	$420,722

Consolidated	$228,181	$221,234	$911,896	$865,081

ADJUSTED OPERATING INCOME (8)

U.S. Wireless	$54,205	$44,368	$184,658	$160,634

Puerto Rico — Wireless	$18,197	$28,959	$101,659	$127,031
Puerto Rico — Broadband	$16,691	$16,957	$67,763	$63,313

Total Puerto Rico	$34,888	$45,916	$169,422	$190,344

Consolidated	$89,093	$90,284	$354,080	$350,978

NET DEBT

Total Debt Less Cash and Cash Equivalents	$1,951,800	$2,041,300	$1,951,800	$2,041,300

(1)	Revenue per Average Wireless Customer is determined for each period by dividing total monthly revenue per wireless subscriber including roaming revenue by the average retail customers for such period.

(2)	Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average retail customers for such period.

(3)	Data Revenue per Average Wireless Customer is determined for each period by dividing data revenue by the average retail customers for such period.

(4)	The penetration rate equals the percentage of total population in our service areas who are retail subscribers to our wireless service as of period-end.

(5)	Churn is calculated by dividing the aggregate number of retail subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month. Churn is stated as the average monthly churn rate for the period.

(6)	Cost to Acquire a new customer is calculated by dividing the sum of the cost of phones and marketing expenses less the related equipment sales by the gross activations for the period. Cost to acquire excludes costs relating to phones used for customer retention.

(7)	May 2007 excludes 82,700 dedicated access line equivalents related to short term contracts.

(8)	Adjusted operating income is defined as net income (loss) before loss from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax benefit (expense), loss on extinguishment of debt, gain on sale of equity investments, interest expense, net, (loss) gain on disposition of assets, strategic alternatives/recapitalization costs, stock-based compensation expense and depreciation and amortization.

CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	May 31,	May 31,	May 31,	May 31,
	2007	2006	2007	2006
REVENUE:
Service revenue	$214,238	$210,119	$856,451	$826,249
Equipment sales	13,943	11,115	55,445	38,832

	228,181	221,234	911,896	865,081

COSTS AND EXPENSES:
Cost of services	43,267	39,235	172,396	159,994
Cost of equipment sold	29,010	29,796	124,957	106,584
Sales and marketing	23,538	21,437	94,974	90,241
General and administrative	45,041	41,242	174,211	176,620
Depreciation and amortization	32,852	31,780	130,389	120,529
Loss (gain) on disposition of assets	1,316	(23)	1,344	320

	175,024	163,467	698,271	654,288

OPERATING INCOME	53,157	57,767	213,625	210,793

INTEREST EXPENSE, NET	(48,930)	(50,276)	(201,646)	(163,680)
LOSS ON EXTINGUISHMENT OF DEBT	(763)	—	(990)	(750)
GAIN ON SALE OF EQUITY INVESTMENT	—	—	4,730	652

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX BENEFIT (EXPENSE), MINORITY INTEREST IN INCOME OF SUBSIDIARIES AND INCOME FROM EQUITY INVESTMENTS	3,464	7,491	15,719	47,015

INCOME TAX BENEFIT (EXPENSE)	3,263	(2,204)	(8,022)	(20,197)

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST IN INCOME OF SUBSIDIARIES AND INCOME FROM EQUITY INVESTMENTS	6,727	5,287	7,697	26,818

MINORITY INTEREST IN INCOME OF SUBSIDIARIES	(837)	(216)	(1,542)	(784)
INCOME FROM EQUITY INVESTMENTS	—	238	804	1,083

INCOME FROM CONTINUING OPERATIONS	5,890	5,309	6,959	27,117

Discontinued operations:
Income (loss)	1,120	(2,209)	461	(3,617)
(Loss) gain on disposition	(871)	—	(33,132)	100
Income tax (expense) benefit	(899)	286	(5,907)	(3,356)

Net loss from discontinued operations	(650)	(1,923)	(38,578)	(6,873)

NET INCOME (LOSS)	$5,240	$3,386	$(31,619)	$20,244

EARNINGS PER SHARE:
BASIC
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.06	$0.05	$0.07	$0.26
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	$(0.01)	$(0.02)	$(0.37)	$(0.07)

NET INCOME (LOSS) PER SHARE	$0.05	$0.03	$(0.30)	$0.19

DILUTED
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.05	$0.05	$0.06	$0.25
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	$(0.01)	$(0.02)	$(0.36)	$(0.06)

NET INCOME (LOSS) PER SHARE	$0.04	$0.03	$(0.30)	$0.19

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:
BASIC	106,377	105,148	105,673	104,644

DILUTED	109,360	107,508	108,182	107,318

Centennial Communications Corp.
Impact on Revenue and AOI of Puerto Rico USF Charges
(Amounts in thousands)

	FY2006					FY2007
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Consolidated Revenue
Consolidated Revenue — As Reported	215,119	216,029	212,699	221,234	865,081	225,401	229,202	229,112	228,181	911,896
Y/Y Growth Rate — As Reported	8.0%	10.6%	4.5%	6.2%	7.3%	4.8%	6.1%	7.7%	3.1%	5.4%
Puerto Rico USF Adjustment	(1,981)	(1,981)	(1,391)	(1,096)	(6,449)	(803)	(1,613)	4,358	9,037	10,979
Consolidated Revenue — Adjusted	213,138	214,048	211,308	220,138	858,632	224,598	227,589	233,470	237,218	922,875
Y/Y Growth Rate — Adjusted	7.5%	10.4%	4.8%	6.7%	7.3%	5.4%	6.3%	10.5%	7.8%	7.5%

Consolidated AOI
Consolidated AOI — As Reported	89,986	87,740	82,968	90,284	350,978	92,153	88,235	84,599	89,093	354,080
Y/Y Growth Rate — As Reported	0.7%	1.1%	-5.6%	-0.4%	-1.1%	2.4%	0.6%	2.0%	-1.3%	0.9%
Puerto Rico USF Adjustment	(1,981)	(1,981)	(1,391)	(1,096)	(6,449)	(803)	(1,613)	4,358	9,037	10,979
Consolidated AOI — Adjusted	88,005	85,759	81,577	89,188	344,529	91,350	86,622	88,957	98,130	365,059
Y/Y Growth Rate — Adjusted	-0.4%	0.6%	-5.2%	0.6%	-1.1%	3.8%	1.0%	9.0%	10.0%	6.0%

Segment Revenue — As Reported
Puerto Rico Wireless	81,128	78,995	76,295	77,701	314,119	77,540	78,893	75,209	70,496	302,138
Y/Y Growth Rate	10.0%	6.9%	-1.7%	-4.2%	2.5%	-4.4%	-0.1%	-1.4%	-9.3%	-3.8%
Puerto Rico Broadband	28,746	28,622	29,106	30,481	116,955	30,311	31,831	30,336	30,363	122,841
Y/Y Growth Rate	16.5%	10.2%	-6.7%	4.8%	5.5%	5.4%	11.2%	4.2%	-0.4%	5.0%
Intercompany	(2,581)	(2,545)	(2,555)	(2,671)	(10,352)	(2,871)	(3,036)	(2,920)	(2,827)	(11,654)
Puerto Rico Total	107,293	105,072	102,846	105,511	420,722	104,980	107,688	102,625	98,032	413,325

Segment Revenue — Adjusted
Puerto Rico Wireless	79,425	77,292	75,099	76,758	308,573	76,849	77,506	78,957	78,268	311,580
Y/Y Growth Rate	9.0%	6.5%	-1.2%	-3.3%	2.6%	-3.2%	0.3%	5.1%	2.0%	1.0%
Puerto Rico Broadband	28,469	28,345	28,911	30,328	116,052	30,199	31,605	30,946	31,628	124,378
Y/Y Growth Rate	16.1%	10.1%	-6.6%	5.3%	5.5%	6.1%	11.5%	7.0%	4.3%	7.2%
Intercompany	(2,581)	(2,545)	(2,555)	(2,671)	(10,352)	(2,871)	(3,036)	(2,920)	(2,827)	(11,654)
Puerto Rico Total	105,312	103,091	101,455	104,415	414,273	104,177	106,075	106,983	107,069	424,304

Segment AOI — As Reported
Puerto Rico Wireless	34,076	32,042	31,954	28,959	127,031	31,613	28,249	23,600	18,197	101,659
Y/Y Growth Rate	13.2%	3.1%	-4.9%	-14.7%	-1.3%	-7.2%	-11.8%	-26.1%	-37.2%	-20.0%
Puerto Rico Broadband	15,257	15,510	15,589	16,957	63,313	16,849	17,937	16,286	16,691	67,763
Y/Y Growth Rate	34.6%	9.1%	-12.0%	12.7%	8.6%	10.4%	15.6%	4.5%	-1.6%	7.0%

Segment AOI — Adjusted
Puerto Rico Wireless	32,373	30,339	30,758	28,016	121,485	30,922	26,862	27,348	25,969	111,101
Y/Y Growth Rate	10.8%	2.0%	-3.9%	-13.1%	-1.4%	-4.5%	-11.5%	-11.1%	-7.3%	-8.5%
Puerto Rico Broadband	14,980	15,233	15,394	16,804	62,410	16,737	17,711	16,896	17,956	69,300
Y/Y Growth Rate	33.9%	8.8%	-11.8%	13.8%	8.7%	11.7%	16.3%	9.8%	6.9%	11.0%